Exhibit 15.1

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

This is a digital representation of a DeGolyer and MacNaughton report.

This file is intended to be a manifestation of certain data in the subject report and as such are subject to the same conditions thereof. The information and data contained in this file may be subject to misinterpretation; therefore, the signed and bound copy of this report should be considered the only authoritative source of such information.

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

February 17, 2015

BP p.l.c.

1 St. James Square

London, SW1Y 4PD

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton contained in the section entitled “Oil and gas disclosures for the group” of the Annual Report and Form 20-F for the year ended December 31, 2014, of BP p.l.c. (the Form 20-F), as set forth under the heading “Compliance,” page 220, to the inclusion of our third-party report dated February 3, 2015, concerning our estimates of the net proved crude oil, condensate, natural gas liquids, and natural gas reserves, as of December 31, 2014, of certain properties owned by OAO NK Rosneft (Third-Party Report), which is included as an exhibit to the Form 20-F, and to the incorporation by reference of the reference to DeGolyer and MacNaughton in the Form 20-F and of the Third Party Report in the following Registration Statements:

Registration Statement on Form F-3 (File Nos. 333-201894 and 333-201894-01) of BP p.l.c. and BP Capital Markets p.l.c.; and

Registration Statements on Form S-8 (File Nos. 333-67206, 333-103924, 333-123482, 333-123483, 333-131583, 333-131584, 333-132619, 333-146868, 333-146870, 333-146873, 333-173136, 333-177423, 333-179406, 333-186462, 333-186463, 333-199015, 333-200794, 333-200795, and 333-200796) of BP p.l.c.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716